SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2013

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain

Officers; Compensatory Arrangements of Certain Officers.

Effective January 14, 2013, the Company’s Board of Directors appointed John H. Kochensparger III as a director of the Company.  Mr. Kochensparger has also been appointed to serve on the Compensation and Nominating Committees of the Board of Directors.

The Company’s directors do not receive any compensation from the Company for their service on the Company’s Board of Directors.  However, each director of the Company also serves as a director of LCNB National Bank, the banking subsidiary of the Company.  Pursuant to the Bank’s director compensation program, Mr. Kochensparger will receive annual cash compensation of $14,000.  In addition, Mr. Kochensparger will receive $150 for each committee meeting that he attends.  Further, Mr. Kochensparger will participate in the Non-Equity Incentive Plan of the Company, on the same basis as the Company’s employees, and thus receive cash compensation based upon the future success of the Company.  A description of the calculation of cash compensation to be paid to Mr. Kochensparger under the Non-Equity Incentive Plan may be found in the Company’s 2012 Proxy Statement, filed with the Securities and Exchange Commission on March 6, 2012, and is incorporated herein by reference.

Under the terms of the Agreement and Plan of Merger, dated as of October 9, 2012, by and between the Company and First Capital Bancshares, Inc., the Company agreed that it would cause Mr. Kochensparger to be elected or appointed to the Boards of Directors of the Company and the Bank to serve on such boards for an initial term to expire on the date of the Company’s annual shareholder meeting in 2015.   Following the expiration of Mr. Kochensparger’s initial term, the Boards of Directors of the Company and LCNB National Bank have agreed to cause Mr. Kochensparger to be renominated for one three-year term.

There are no other arrangements or understandings pursuant to which Mr. Kochensparger was appointed as director. There are no family relationships among any of the Company's directors, executive officers, and Mr. Kochensparger. There are no related party transactions between the Company and Mr. Kochensparger reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: January 25, 2013	By: /s/ Robert C. Haines II
Robert C. Haines II Chief Financial Officer